Exhibit 99.1

Income Opportunity Reports 2004 Results
April 01, 2005 3:19:00 PM ET

Income Opportunity Realty Investors, Inc. IOT, a Dallas-based real estate investment company, today reported net income of $2.21 million and $5.49 million, or $1.59 and $3.95 per share for the three and twelve months ended Dec. 31, 2004, compared to $3.13 million and $1.78 million or $2.17 and $1.24 per share for the same periods in 2003.

Income items for the three and twelve months ended Dec. 31, 2004, compared to the same periods in 2003, included:

— Rental income of $1.56 million and $5.91 million, compared to $1.29 million and $5.22 million in 2003.

— Interest and other income of $1.11 million and $3.32 million, compared to $21,000 and $2.19 million in 2003. The three month increase was primarily due to increase in interest income from various notes obtained. The increase in interest income for the twelve months was partially offset by an adjustment in recovery of loss provision on accounts receivable in 2003.

Expenses for the three and twelve months ended Dec. 31, 2004, compared to the same period in 2003, included:

— Operating expenses of $621,000 and $3.13 million, compared to $1.06 million and $3.33 million in 2003.

— Interest expense of $1.34 million and $3.49 million, compared to $52,000 and $1.35 million in 2003. The three and twelve month increases were primarily due to additional properties purchased in the fourth quarter of 2003, and increase in Metra net income during 2004.

— Depreciation expense of $284,000 and $740,000, compared to $174,000 and $816,000 in 2003. The three month increase was primarily due to properties purchased in the fourth quarter of 2003. The twelve month decrease was primarily due to sale of properties and fully depreciated tenant improvements in 2004.

— Advisory fee to affiliate of $170,000 and $743,000 compared to ($73,000) and $425,000 in the 2003. The three and twelve month increases were due to decrease in the operating expenses which resulted in less refund from the advisor.

— No provision for asset impairment compared to $160,000 and $848,000 in 2003. The provision in 2003 was due to a write-down of the carrying value of a property to the fair value prior to the sale.

— Net income fee to affiliate of $203,000 and $453,000 compared to $130,000 and $130,000 in 2003. The three and twelve month increase was due to increase in net income, the basis of the fee.

— General and administrative expenses of $23,000 and $563,000, compared to $87,000 and $779,000 in 2003. The three and twelve month decreases were primarily due to decrease in legal expenses and advisory cost reimbursement.

Results of properties sales in the three and twelve months ended Dec. 31, 2004, compared to the same periods in 2003, included:

Exhibit 99.1 — Page 1

— Gain/(loss) from operations of $944,000 and ($89,000), compared to $626,000 and ($1.77) million in 2003.

— Gains on sale of real estate of $1.78 million and $5.47 million, compared to $3.82 million and $3.82 million 2003.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Income from rents	$1,560	$1,287	$5,905	$5,224
Expense from operations	621	1,059	3,129	3,331

Operating Income	939	228	2,776	1,893

Other Income	1,112	21	3,322	2,188
Other Expense	1,612	550	5,990	4,352

Net Income (Loss) from Continuing Operations	439	(301)	108	(271)
Net Income (Loss) from Discontinued Operations	1,772	3,426	5,384	2,053

Net Income (Loss)	2,211	3,125	5,492	1,782

Earnings (Loss Per Share)
Net Loss from Continuing Operations	0.32	(0.21)	0.08	(0.19)

Discontinued Operations	1.27	2.38	3.87	1.43

Net Income (Loss)	1.59	2.17	3.95	1.24

Weighted average common shares used to compute earnings per share	1,389,345	1,438,945	1,389,345	1,438,945

* All financial data reflects the retroactive changes in the discontinued operations.

Contact Information: Income Opportunity Realty Investors, Inc., Dallas Investors Relations,
800-400-6407 investor.relations@primeasset.com

© 2005 Business Wire

Exhibit 99.1 — Page 2